UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): October 19, 2016

Gladstone Commercial Corporation
(Exact Name of Registrant as Specified in Charter)

Maryland	001-33097	02-0681276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1521 Westbranch Drive, Suite 100, McLean, Virginia 22102
(Address of Principal Executive Offices) (Zip Code)

(703) 287-5800
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2016, Michael Sodo was named Chief Financial Officer of Gladstone Commercial Corporation (the “Company”), effective November 1, 2016.

Mr. Sodo, age 38, served as Chief Financial Officer, Treasurer and Executive Vice President of VEREIT, Inc. (NYSE: VER) from October 2014 through October 2015 and prior to that time was Senior Vice President, Director of Financial Reporting and Treasury from August 2014 to October 2014.  Prior to joining VEREIT, Inc. Mr. Sodo served in various positions at Capital Automotive (formerly Capital Automotive REIT) from June 2003 to July 2014, attaining the level of Senior Vice President, Director of Financial Reporting and Treasurer. Mr. Sodo started his career at KPMG in the audit function. He received a Bachelor of Business Administration from the College of William and Mary and is a licensed CPA in the Commonwealth of Virginia.

The Company does not pay cash compensation or provide other benefits directly to Mr. Sodo or to any of its other executive officers. Mr. Sodo is an employee of Gladstone Administration, LLC (the "Administrator"), which is compensated for the services it provides to the Company pursuant to the terms of an administration agreement between the Company and the Administrator (the "Administration Agreement"). Pursuant to the Administration Agreement, the Company makes payments equal to its allocable portion of the Administrator’s expenses incurred while performing services to the Company, which are primarily rent and salaries and benefits expenses of the Administrator’s employees including, but not limited to, the Company's allocable portion of the salary and bonus of Mr. Sodo.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated October 21, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Commercial Corporation

Date: October 21, 2016	By:	/s/ David Gladstone
David Gladstone
Chairman and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated October 21, 2016.